Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 6th day of July 2020, is by and between COMSovereign Holding Corp., a Nevada corporation (“CSHC” or the “Company”), and Keith Kaczmarek, an individual resident of the State of Florida (the “Employee”). CSHC and the Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, CSHC has entered into that Agreement and Plan of Merger and Reorganization, dated on or around the date hereof (the “Merger Agreement”), pursuant to which CSHC shall acquire all of the ownership interest of Virtual Network Communications Inc., a Virginia corporation (“VNC”), from the owners thereof (collectively, “Sellers”);

WHEREAS, the Employee will receive substantial economic benefit as a result of CSHC and Sellers closing the transactions contemplated by the Merger Agreement;

WHEREAS, the Closing (as defined in the Merger Agreement) is contingent upon the Employee and CSHC entering into this Agreement, and both the Employee and CSHC wish to enter into this Agreement in order to meet such condition of the Merger Agreement;

WHEREAS, CSHC and its subsidiaries and affiliates design, build and support infrastructures, equipment, and solutions for the technology and telecommunications industries (the “Business”);

WHEREAS, CSHC has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the technology and communications industries, which are and will become of great importance and value to CSHC in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to CSHC;

WHEREAS, CSHC has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secrets and Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Employee; and

WHEREAS, in the course of the Employee’s employment by CSHC, the Employee may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary.

NOW, THEREFORE, in consideration of the forgoing, the mutual covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Material Inducement. Each party recognizes and acknowledges the fact that execution hereof by CSHC and the Employee is a material inducement to the Employee and CSHC to perform their obligations to close under the Merger Agreement and each party has agreed to its or his obligations hereunder as a condition precedent to the obligation of CSHC and VNC to close under the Merger Agreement without duress after ample opportunity to consult with its or his attorney.

2.  Employment. CSHC shall employ the Employee, and the Employee shall accept such employment with CSHC, upon the terms and conditions set forth in this Agreement for the period beginning at 11:59 PM Eastern Standard Time on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and ending as provided in Section 6 hereof (the “Employment Period”). In the event that the Closing Date does not occur, this Agreement will be of no force or effect.

3. Position and Duties.

(a) During the Employment Period, the Employee shall (i) serve CSHC in the capacity of Senior Vice President Business Development, (ii) be based in the Chantilly, Virginia area, and (iii) have such duties, responsibilities and authorities consistent with his position and as CSHC’s CEO or his or her designee may from time to time confer and direct (collectively, the “Duties”).

(b) The Employee shall devote his full business time, effort and energy to the affairs of CSHC and the discharge of the Duties. Notwithstanding the foregoing, the Employee shall be permitted to (a) with the prior written consent of the Board of Directors of CSHC (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of non-competitive business, civic, or charitable organization and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) and (b) do not interfere with the performance of the Employee’s duties and responsibilities to CSHC as provided hereunder.

4. Base Compensation. CSHC shall pay the Employee an annual base salary in the amount of not less than $150,000.00, calculated and paid in accordance with CSHC’s standard practices and policies in effect from time to time; provided, however, that CSHC may reduce the Employee’s annual base salary by up to 25% without the prior consent of the Employee only if and for so long as such reduction is implemented in connection with a contemporaneous and substantially similar (or greater) reduction in annual base salaries affecting other executives of CSHC with responsibilities substantially similar to the Employee (a “Global Salary Reduction”), with Employee being entitled to receive on a non-discriminatory basis substantially equivalent catch-up payments, bonuses, equity awards, consulting payments or other amounts as may be paid to any other executive as part of, in connection with, as compensation for, or following a Global Salary Reduction. The Employee’s annual base salary, as may be adjusted from time to time, is hereinafter referred to as the “Base Salary.”

5. Additional Benefits.

(a) Initial Option Grant.  Automatically upon the Effective Date, CSHC is issuing to Employee a stock option (the “Option”) to purchase 100,000 shares of CSHC’s common stock, par value $0.001 per share. CSHC confirms to Employee that the grant of the Option has been approved by CSHC’s Board of Directors in connection with the approval of this Agreement and the consummation of the Merger, but effective subject to the occurrence of the Effective Date. The Option shall (i) have an exercise price equal to the fair market value of such shares on the Effective Date, (ii) have a term of five years, and (iii) with (x) 50,000 of the shares covered by the Option to vest completely after six months of continued employment with CSHC and (y) the remaining 50,000 shares covered by the Option to vest completely after an additional six months of continued employment with CSHC.  The Option shall be subject to the terms of CSHC’s 2020 Long-Term Incentive Plan (the “Plan”) under which it is granted and the terms of the award agreement evidencing such award (the “Option Agreement”), a copy of which has been delivered in final form by CSHC and the Employee concurrently with this Agreement. Employee acknowledges that the grant of the Option shall at all times be subject to the terms and conditions of the Plan and Option Agreement.  The Option Agreement will provide for the Option: (x) to accelerate in full on a single trigger basis automatically upon a change of control of the Company; and (y) to accelerate in full if Employee is terminated without Cause or resigns for Good Reason with the Employee to then have a one (1) year post-separation extended exercise period (vs. 90 days) in such circumstances.

(b) Expenses. CSHC shall reimburse the Employee for all reasonable expenses incurred by him in the course of performing the Duties, to the extent consistent with the policies established by CSHC from time to time with respect to travel and other business expenses, subject to CSHC’s requirements with respect to reporting and documentation of such expenses. The Employee’s right to reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(c) Benefits. The Employee shall be entitled to participate in such benefit plans as CSHC provides to its employees from time to time in accordance with CSHC policies, except to the extent that such plans are duplicative of benefits otherwise provided to the Employee under this Agreement (e.g., a severance pay plan). Such participation will be (x) at the same level as other executives of CSHC, and (y) subject to the terms and conditions of such plans, and any other restrictions or limitations imposed by law. Employee shall also be entitled to fringe benefits and perquisites consistent with the practices of CSHC and governing benefit plan requirements (including plan eligibility provisions), and to the extent CSHC provides similar benefits or perquisites (or both) to similarly situated executives of CSHC.

(d) Vacation and Other Leave.  During the Employment Period, the Employee’s annual rate of vacation accrual shall be four (4) weeks of paid vacation per calendar year (prorated for partial years), with such vacation to accrue and be subject to CSHC’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or disallow the carryover from year to year of accrued but unused vacation.  The Employee shall also be entitled to all other holiday and leave pay generally available to other executives of CSHC.

6. Term.

(a) Subject to earlier termination pursuant to this Section 6, the Employment Period shall continue from the Closing Date for an initial term of two (2) years, and shall automatically renew annually thereafter for subsequent one (1) year terms, unless either CSHC or the Employee provides written notice of non-renewal to the other Party not later than sixty (60) days prior to the last day of the then-current term.

(b) Notwithstanding the foregoing, the Employment Period shall earlier terminate under the following circumstances: (i) the Employee’s death or “Permanent Disability” (defined as the expiration of a continuous period of 180 days during which the Employee is unable to perform all of the Duties due to physical or mental incapacity); (ii) the Employee is terminated for Cause (as defined below) by CSHC at any time upon notice to the Employee setting forth in reasonable detail the nature of Cause (and provided such Cause is not capable or cure or if capable of cure is not cured by the Employee as provided in such definition); (iii) the Employee resigns for Good Reason (as defined below) in accordance with the timing requirements specified below; (iv) the Employee is terminated by CSHC without Cause at any time upon notice to the Employee; or (v) the Agreement is terminated by the Employee without Good Reason upon thirty (30) days’ prior written notice to CSHC (provided that CSHC may elect to waive such notice period or any portion thereof; but in that event, CSHC shall pay the Base Salary for that portion of the notice period so waived).

(c) For purposes of this Agreement, “Cause” shall mean, as determined by the Board of Directors of CSHC in its reasonable judgment, (i) the willful failure or refusal by the Employee to perform his lawful Duties (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) which, if capable of cure, has not been cured within seven (7) business days after written notice of such breach delivered to the Employee by CSHC; (ii) the Employee’s material breach of this Agreement, any other agreement between him and CSHC (including without limitation the Non-Competition Agreement, as defined below) or any material policy of CSHC or its subsidiaries or affiliates applicable to him that has been communicated to him in writing which, if capable of cure, has not been cured within seven (7) business days after written notice of such breach delivered to the Employee by CSHC; (iii) the Employee’s willful misconduct or gross negligence with respect to the performance of the Duties, which, if capable of cure, has not been cured within seven (7) business days following written notice of such violation delivered to the Employee by CSHC; (iv) the Employee’s conviction, or plea of guilty or nolo contendere, with respect to any felony, or any act of fraud, theft, or financial dishonesty with respect to CSHC or any of its subsidiaries, affiliates, customers or business partners, or any other crime involving dishonesty, disloyalty or fraud; or (v) habitual alcohol or substance abuse by the Employee. For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of CSHC. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors of CSHC or on the advice of counsel for CSHC shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of CSHC. Termination of the Employee’s employment shall not be deemed to be for Cause unless and until CSHC delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of CSHC finding that the Employee has engaged in the conduct described in any of clauses (i)-(v) above.

(d) For purposes of this Agreement, “Good Reason” shall exist upon (i) mutual written agreement by the Employee and CSHC that Good Reason exists; (ii) the relocation of Employee’s office such that the Employee’s daily commute is increased by at least 50 miles round-trip without the prior written consent of the Employee; (iii) reduction of the Employee’s annual base salary without the prior written consent of the Employee (other than a reduction in annual base salary of not more than [25]% that is implemented in connection with a Global Salary Reduction); (iv) any material breach by CSHC of any material provision of this Agreement or of any material provision of any other agreement between the Employee and CSHC (with all compensation, benefit, option, and equity award provisions of this Agreement or any other such other agreement being deemed for these purposes to be material); or (v) a material, adverse change in the Employee’s title, authority, duties or responsibilities without the Employee’s prior written consent (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law); provided, however, that in order for employment to terminate for Good Reason pursuant to clauses (ii)-(v), (A) the Employee must provide written notice to CSHC, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (B) if capable of cure, the condition must remain uncured for a period of thirty (30) days following such notice and (C) the Employee must terminate his employment, if at all, not later than thirty (30) days after the expiration of such cure period.

(e) In the event of any dispute regarding the existence of the Employee’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine and who has no prior knowledge of the Employee, which physician shall be selected by CSHC and be reasonably acceptable to the Employee or his representative. For this purpose, the Employee will submit to all appropriate medical examinations and any determination by such a physician will be final and conclusive of the issue for all purposes of this Agreement.

7. Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Employee’s employment hereunder, howsoever occurring, CSHC shall pay to the Employee (i) the Base Salary for the final payroll period of the Employee’s employment, through the date of termination and (ii) reimbursement for business expenses incurred by the Employee but not yet paid to the Employee as of the date of termination, provided that the Employee submits all expenses and supporting documentation required within thirty (30) days of the date of termination, and provided further that such expenses are reimbursable under CSHC policies as then in effect (all of the foregoing, “Final Compensation”). All Final Compensation shall be paid to the Employee at the time prescribed by law or applicable CSHC policies for such payment, but in no event more than sixty (60) days following the date of termination.

(b) Severance. In the event that the Employee’s employment terminates pursuant to Section 6(b)(iii) or 6(b)(iv) hereof, CSHC will pay to the Employee, in addition to Final Compensation, Base Salary for six (6) months (the “Severance Payments”). Notwithstanding the foregoing, any obligation of CSHC to provide the Severance Payments is conditioned on the Employee’s signing and returning to CSHC a timely and effective separation agreement containing a release of all claims against CSHC and other customary terms (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date of termination. The Severance Payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of CSHC. The first payment, which shall be retroactive to the date immediately following the date of termination, will be made on the first regularly scheduled payroll date that follows the expiration of sixty (60) days from the date of termination.

(c) Benefits Termination. For the six-month period post-termination during which the Employee receives the Severance Payments, Employee shall be entitled to continued coverage under CSHC’s group health plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which shall be provided to at CSHC’s expense with no cost to the Employee. Following this six-month period, except for any right that the Employee may have under COBRA (and any applicable state or local laws) to continued participation in CSHC’s group health plans at his cost, the Employee’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans. The Employee shall not be eligible to earn vacation or other paid time off following the termination of employment.

8. Section 409A. Notwithstanding any other provision herein to the contrary, to the limited extent that any payment to be made to the Employee, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Employee’s separation from service with CSHC and affiliate or subsidiary of CSHC and (ii) the Employee’s death; except to the extent of (A) payments that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by CSHC in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The terms of this Section 8 shall apply only if the Employee is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall CSHC have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A except to the extent that any act, omission, or delay by CSHC or its representatives or affiliates triggered or gave rise to any loss of benefits to, or excess taxes of, the Employee under this paragraph.

9. Ownership of Works; Infringement Indemnity.

(a) Assignment of Works. Employee agrees to promptly make full written disclosure to CSHC, to hold in trust for the sole right and benefit of CSHC, and hereby assigns, transfers, grants and conveys to CSHC, all of his worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of this Agreement or which result, to any extent, from use of CSHC’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Employee further acknowledges and agrees that all original works of authorship which are made by him in the performance of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong solely to CSHC. Employee agrees that all Works developed by Employee during the course of this Agreement, or developed in the future using Works as the basis, are the sole property of CSHC. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Employee hereby assigns, transfers and conveys to CSHC all of his worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Employee hereby waives any and all “moral rights” that he may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Employee agrees that he will retain no rights in any of the Works or any of the Intellectual Property Rights in or relating thereto. Employee agrees that CSHC owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right to reproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Employee warrants that all of the Works and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

(b) Further Assurances. Upon the request and at the expense of CSHC, except as provided below, Employee shall execute and deliver any and all instruments and documents and take such other acts as may be reasonably necessary to document the assignment and transfer described in Section 9(a) above or to enable CSHC to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of CSHC.

(c) Attorney in Fact. If CSHC is unable, after reasonable effort, to secure Employee’s signature as required in Section 9(b) for any reason whatsoever, Employee hereby irrevocably designates and appoints CSHC and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Employee.

10. Covenants.

(a) Definitions.

(i) The term “CSHC” shall mean CSHC and its subsidiaries, affiliates and related entities. It is understood that any subsidiaries, affiliates or related entities of CSHC are intended third-party beneficiaries of the provisions of this Agreement.

(ii) The term “Confidential Information” shall include, but not be limited to: Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which CSHC deals with Vendors and suppliers or prospective Vendors or suppliers; employee and independent contractor lists; CSHC’s sources of supply; CSHC’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works and Intellectual Property Rights as defined above); future CSHC business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about CSHC’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to CSHC or relating to CSHC’s business and/or affairs; and (ii) any information that is of value or significance to CSHC that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of CSHC nor intended by CSHC for general dissemination. Confidential Information shall not include any: (a) information known generally to the public (other than as a result of unauthorized disclosure by the Employee); (b) information that became available from a third party source and such source is not bound by a confidentiality agreement; (c) any information not otherwise considered by the Board of Directors of CSHC to be Confidential Information; (d) information which is subsequently independently conceived or developed by Employee without use or reference to Confidential Information; or (e) information which is generally applicable business or industry know-how or acumen of Employee’s which does not embody and is not predicated upon the Confidential Information.

(iii) The term “Customer” shall mean any person or entity which has purchased goods, products or services from CSHC, entered into any contract for products or services with CSHC, and/or entered into any contract for the distribution of any products or services with CSHC within the one (1) year immediately preceding the termination of the Employee’s employment with CSHC for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(iv) The phrase “directly or indirectly” shall include the Employee either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v) The term “Non-Compete Period” shall mean the period beginning on the date hereof and ending on the date that is the later of (a) with respect to the legacy business of VNC prior to the date hereof, five (5) years from the date hereof and (b) with respect to the business of CSHC, twenty-four (24) months immediately following the termination of the Employee’s employment with CSHC for whatever reason.

(vi) The term “Prospective Customer” shall mean any person or entity which has expressed material interest in purchasing goods, products or services from CSHC, expressed material interest in entering into any contract for products or services with CSHC, and/or expressed material interest in entering into any contract for the distribution of any products or services with CSHC within the one (1) year immediately preceding the termination of the Employee’s employment with CSHC for whatever reason; provided that such goods, products or services must be substantially related to the Business.

(vii) The term “Restricted Area” shall include a fifty-mile radius of any office or facility of CSHC, its affiliates or subsidiaries.

(viii) The term “Restricted Business” shall mean any business that competes with CSHC in the Business, as such business now exists or as it may exist at the time of the termination of the Employee’s employment with CSHC for whatever reason.

(ix) The term “Vendor” shall mean any supplier, person, or entity from which CSHC has purchased products or services during the one (1) year immediately preceding the termination of the Employee’s employment with CSHC for whatever reason; provided that such products or services must be substantially related to the Business and provided that the Employee interfaced directly with such Vendor.

(b) Non-Competition. During the Non-Compete Period, in the Restricted Area, the Employee shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Employee may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Employee in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

(c) Non-Solicitation of Employees or Independent Contractors. During the Non-Compete Period, the Employee shall not, directly or indirectly, solicit or attempt to induce any employee of CSHC or independent contractor engaged and/or utilized by CSHC in any employment or contractor capacity to terminate his/her employment with, or engagement by, CSHC. Likewise, during the Non-Compete Period, the Employee shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of CSHC or independent contractor engaged and/or utilized by CSHC in any capacity.

(d) Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Employee shall not, directly or indirectly, sell, design, build, or support network infrastructures competitive with any solutions of CSHC for the technology and telecommunications industries to any Customer, Prospective Customer, or Vendor of CSHC through any entity other than CSHC. The Employee acknowledges and agrees that CSHC has substantial relationships with its Customers, Vendors and Prospective Customers, which CSHC expends significant time and resources in acquiring and maintaining, and that CSHC has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that CSHC’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of CSHC.

(e) Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Employee shall not, directly or indirectly, without the prior written consent of the Board of Directors of CSHC, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the duties of the Employee as an employee of CSHC, as may be required by law or in response to a court order or a request by a regulatory or administrative body, or as may be necessary to enforce any agreement between CSHC and Employee, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of CSHC. If the Employee is legally required to disclose any Confidential Information or trade secrets, to the extent practicable, the Employee will provide CSHC with written notice. Notice shall be provided in accordance with Section 15 below.

(f) Need for Restrictions. The Employee acknowledges and agrees that each of the restrictive covenants contained in this Section 10 is reasonable and necessary to protect the legitimate business interests of CSHC, including, without limitation, the need to protect CSHC’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Employee also acknowledges and agrees, as set forth in Subsection 10(g) below, that CSHC may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 10.

(g) Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any restrictive covenant set forth in Section 10, the Employee agrees that such a breach or threatened breach would cause irreparable injury to CSHC, and that, if CSHC shall bring legal proceedings against the Employee to enforce any restrictive covenant, CSHC shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover his or its attorneys' fees and costs.

(h) Successors and Assigns. CSHC and its successors and assigns may enforce these restrictive covenants.

(i) Severability. If any portion of any covenant in this Section 10 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 10 shall survive the term of this Agreement and Employee’s employment with CSHC.

11. Return of CSHC’s Property. All of CSHC’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks, e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Employee while in the employ of CSHC, whether prepared by the Employee or coming into the Employee’s possession, shall be the exclusive property of CSHC and shall be returned immediately to CSHC upon the expiration or termination of this Agreement for any reason or upon request by the CEO of CSHC or the Board of Directors of CSHC. The Employee also shall return immediately return any CSHC issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of CSHC or the Board. The Employee’s obligations under this Section 11 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Employee shall provide CSHC with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Employee in any form.

12. Employee and CSHC Representations. The Employee hereby represents and warrants to CSHC that (i) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by CSHC, this Agreement shall be a valid and binding obligation of the Employee, enforceable in accordance with its terms. CSHC hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by CSHC does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which CSHC is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be a valid and binding obligation of CSHC, enforceable in accordance with its terms.

13. Dispute Resolution.

(a) Mediation/Arbitration. As a material condition of your employment at CSHC, you agree that any controversy or claim arising out of or relating to your employment relationship with CSHC Company or the termination of that relationship, must be submitted for non-binding mediation before a third-party neutral and, if necessary, for final and binding resolution by a private and impartial arbitrator, to be jointly selected by you and CSHC.

(b) Claims Covered. This agreement to submit to mediation and, if necessary arbitration, covers any dispute concerning the arbitrability of any such controversy or claim; and (i) includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which the employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination (including, but not limited to, discrimination based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or medical condition or other characteristics protected by statute); claims for wrongful discharge; violations of the Family and Medical Leave Act (FMLA); violations of confidentiality or breaches of trade secrets; and/or claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, and whether based on statute or common law; and (ii) all those claims whether made against CSHC, any of its subsidiary or affiliated entities or its individual officers or directors in an official or personal capacity.

(c) Claims Not Covered. Claims covered by this Agreement do not include: (i) a claim for workers' compensation benefits; (ii) a claim for unemployment compensation benefits; (iii) a claim under the National Labor Relations Act (NLRA), as amended; and (iv) a claim by CSHC for injunctive or other equitable relief, including without limitation claims for unfair competition and the use or unauthorized disclosure of trade secrets or confidential information, for which CSHC may seek and obtain relief from a court of competent jurisdiction.

(d) Internal Efforts. As a prerequisite for submitting an employment dispute to mediation and, if necessary, arbitration, both you and CSHC agree to make good faith efforts at resolving any dispute internally on an informal basis through CSHC management channels appropriate to that particular dispute. Only when those internal efforts fail may an employment dispute be submitted to mediation and, if necessary, final and binding arbitration under the terms of the procedure below.

(e) Nonbinding Mediation. If efforts at informal resolution fail, disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party. Mediation shall be conducted and administered by the American Arbitration Association (AAA) under its Employment Mediation Rules, which are incorporated into this procedure by reference. Such mediation shall be conducted on a confidential basis.

(f) Binding Arbitration. If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding confidential arbitration under the Procedure. The arbitration will be conducted under the Employment Dispute Resolution Rules of the AAA. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas.

(g) Procedure. Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement. The burden of proof at an arbitration shall at all times be on the party seeking relief. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties as applicable. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Family and Medical Leave Act.

(h) Time. The aggrieved party must give written notice of any claim to the other party as soon as possible after the aggrieved first knew or should have known of the facts giving rise to the claim. The written notice shall be provided pursuant to Section 15 below, and shall describe the nature of all claims asserted and the facts upon which those claims are based.

(i) Location. Mediation or arbitration conducted under this Agreement shall take place in Fairfax, Virginia unless an alternative location is chosen by the mutual agreement of the Parties. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the Parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.

(j) Cost. The Parties agree to share equally the AAA administrative fees, mediator’s fees and expenses, and the arbitrator's fees and expenses. Each Party shall be solely responsible for its own costs and attorneys’ fees.

14. Survival. The provisions of Sections 7 through 24, along with any other provisions necessary or desirable to accomplish the purposes of such sections, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. The obligation of CSHC to make payments to the Employee under Section 7(b) hereof, and the Employee’s right to retain the same, are expressly conditioned upon the Employee’s continued full performance of his obligations hereunder and under the Merger Agreement. Upon termination by either the Employee or CSHC, all rights, duties and obligations of the Employee and CSHC to each other shall cease, except as otherwise expressly provided in this Agreement and the Merger Agreement.

15. Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when: (i) delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized overnight courier service, delivery charges prepaid, or (iv) one (1) business day after being sent by email or facsimile to the other Party at the addresses stated herein or to such other address of which either Party may give notice to the other in accordance with this Section.

If to CSHC:

General Counsel

ComSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Attn: Kevin M. Sherlock,

General Counsel

Email: KSherlock@COMSovereign.com

With a copy to:

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Attention: Eric M. Hellige

Facsimile: (212) 798-6380

Email: ehellige@pryorcashman.com

If to the Employee:

Keith Kaczmarek

3855 South Atlantic Ave, #1203A

Daytona Beach Shores, FL 32118

Email: kk@kacz1.com

16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the specific subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof. With deemed effect immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), any existing employment or consulting agreement between the Employee and VNC automatically will be terminated and of no further force or effect.

18. Representation. Employee irrevocably confirms, agrees, and acknowledges for the benefit of Orrick (which is an express and intended third party beneficiary hereof) that: (a) Orrick, Herrington & Sutcliffe LLP (“Orrick”) is counsel to solely VNC in connection with the Merger Agreement and related matters; (b) Orrick has reviewed this Agreement, the Merger Agreement, and various other agreements, instruments and matters (collectively “Merger Matters”) at the request of, and for the sole benefit of, VNC; (c) that Orrick has not represented or advised Employee in his personal capacity in connection with this Agreement, the Merger Agreement, any options or equity awards or matters tied to the Merger, or any other Merger Matters; and (d) Employee has had (whether or not he has elected to do so) the opportunity to engage and consult counsel of his choosing in connection with this Agreement, the Merger, the Merger Agreement, and any other Merger Matters or any other agreements, matters, or transactions..

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, CSHC and their respective heirs, successors and permitted assigns. The Employee may not assign his rights or delegate his obligations hereunder. CSHC may assign all or any part of this Agreement to any third party that shall (i) acquire CSHC, or any parent of CSHC, in a merger, (ii) acquire a majority of the capital stock of CSHC, or any parent of CSHC, or (iii) purchase all or substantially all of CSHC’s assets (or all or substantially all of the assets of the portion of CSHC’s business that the Employee’s employment was most associated with), provided, however, that in each case CSHC shall provide the Employee with written notice thereof.

20.  Key Man Insurance. While the Employee is employed by CSHC or any of its subsidiaries, CSHC may at any time effect insurance on the Employee’s life and/or health in such amounts and in such form as CSHC may in its sole discretion decide. Except as provided under the applicable terms of a policy or other arrangement, the Employee will not have any interest in such insurance, but shall, if CSHC requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable CSHC to effect, such insurance.

21. Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Virginia.

22. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of CSHC and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23. Counterparts. This Agreement may be executed and delivered in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the parties hereto.

24. Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by DocuSign or other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMSOVEREIGN HOLDING CORP.:

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Keith Kaczmarek
Keith Kaczmarek

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